Exhibit 3.1

THIRTEENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MULBERRY HEALTH INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Mulberry Health Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”).

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is Mulberry Health Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on October 25, 2012 under the name Mulberry Health Inc.

SECOND: That the Board of Directors of this corporation duly adopted resolutions proposing to amend and restate the Twelfth Amended and Restated Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Twelfth Amended and Restated Certificate of Incorporation of this corporation, be amended and restated in its entirety as follows:

ARTICLE I

The name of this corporation is Mulberry Health Inc.

ARTICLE II

The address of the registered office of this corporation in the State of Delaware is 251 Little Falls Drive in the City of Wilmington, 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

ARTICLE IV

A. Authorization of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock. The total number of shares that this corporation is authorized to issue is one billion, one hundred sixty-six million, six hundred forty-four thousand, seven hundred ninety-four (1,166,644,794). The total number of shares of common stock authorized to be issued is seven hundred fifty-nine million, four hundred eighty-seven thousand, nine hundred sixty-three (759,487,963), par value $0.00001 per share, six hundred eighty million (680,000,000) of which are designated as “Series A Common Stock,” sixty-nine million four hundred eighty-seven thousand nine hundred sixty-three (69,487,963) of which are designated as “Series B Common Stock” and ten million (10,000,000) of which are designated as “Series C Common Stock.” The Series A Common Stock, Series B Common Stock and Series C Common Stock are sometimes referred to herein collectively as “Common Stock.” The total number of shares of preferred stock authorized to be issued is four hundred seven million, one hundred fifty-six thousand, eight hundred thirty-one (407,156,831), par value $0.00001 per share (the “Preferred Stock”), forty-one million nine hundred thirteen thousand eight hundred (41,913,800) of which are designated as “Series A Preferred Stock,” one million three hundred seventy-one thousand ten (1,371,010) of which are designated as “Series A-1 Preferred Stock,” twenty-four million two hundred sixty-seven thousand four hundred forty (24,267,440) of which are designated as “Series AA Preferred Stock,” thirty-six million one hundred nine thousand seven hundred ninety (36,109,790) of which are designated as “Series AAA Preferred Stock,” twenty-three million one hundred forty-two thousand eighty (23,142,080) of which are designated as “Series A4 Preferred Stock,” twenty-nine million one hundred eighty-nine thousand seven hundred sixty (29,189,760) of which are designated as “Series A5 Preferred Stock,” twenty-nine million nine hundred forty-two thousand four hundred seventy-four (29,942,474) of which are designated as “Series A6 Preferred Stock,” six million two hundred sixty-five thousand eight hundred forty-five (6,265,845) of which are designated as “Series A7 Preferred Stock,” fifty-six million nine hundred thirty-four thousand three hundred sixty-three (56,934,363) of which are designated as “Series A8 Preferred Stock,” eleven million eight hundred twenty thousand five hundred two (11,820,502) of which are designated as “Series AA-9 Preferred Stock,” twenty-four million four hundred twenty-seven thousand seven hundred ninety-three (24,427,793) of which are designated as “Series A9 Preferred Stock,” fifty-three million eight hundred seventy-seven thousand nine hundred fifty-two (53,877,952) of which are designated as “Series A10 Preferred Stock,” forty-nine million, eight hundred forty-two thousand, three hundred thirty-three (49,842,333) of which are designated as “Series A11 Preferred Stock” and eighteen million, fifty-one thousand, six hundred eighty-nine (18,051,689) of which are designated as “Series A12 Preferred Stock.” The Series AA-9 Preferred Stock and Series A9 Preferred Stock are sometimes referred to herein collectively as “IX Preferred” and, together with the Series A10 Preferred Stock, the Series A11 Preferred Stock and Series A12 Preferred Stock, the “New Preferred Stock.” The series of Preferred Stock other than the New Preferred Stock are sometimes referred to herein collectively as “Legacy Preferred Stock.”

B. Rights, Preferences and Restrictions of Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).

1. Dividend Provisions.

(a) The holders of shares of Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Series A Common Stock, Series B Common

Stock, Series C Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Series A Common Stock, Series B Common Stock or Series C Common Stock of this corporation) on the Series A Common Stock, Series B Common Stock or Series C Common Stock of this corporation, at the applicable Dividend Rate (as defined below), payable when, as and if declared by the Board of Directors of this corporation (the “Board of Directors”). The holders of the outstanding Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section 1 upon the affirmative vote or written consent of the holders of a majority of the shares of Preferred Stock then outstanding (voting together as a single class and not as separate series, and on an as-converted basis) (the “Requisite Investor Threshold”). For purposes of this subsection 1(a), “Dividend Rate” shall mean eight percent (8%) of the applicable Original Issue Price per annum for each share of Preferred Stock (with each such original price per share adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Preferred Stock).

(b) After payment of such dividends, any additional dividends or distributions shall be distributed among all holders of Series A Common Stock, Series B Common Stock, Series C Common Stock and Preferred Stock in proportion to the number of shares of Series A Common Stock, Series B Common Stock and Series C Common Stock that would be held by each such holder if all shares of Preferred Stock were converted to Series A Common Stock at the then effective Conversion Rate (as defined below).

2. Liquidation Preference.

(a) In the event of any Liquidation Event (as defined below), either voluntary or involuntary, the holders of each series of Preferred Stock shall be entitled to receive out of the proceeds or assets of this corporation available for distribution to its stockholders (the “Proceeds”), prior and in preference to any distribution of the Proceeds of such Liquidation Event to the holders of Series A Common Stock, Series B Common Stock or Series C Common Stock by reason of their ownership thereof, an amount per share equal to the sum of the applicable Original Issue Price (as defined below) for such series of Preferred Stock, plus declared but unpaid dividends on such share. If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (a). For purposes of this Thirteenth Amended and Restated Certificate of Incorporation (the “Restated Certificate”), “Original Issue Price” shall mean (i) with respect to the Series A Preferred Stock, the original price per share paid to this corporation by check, wire transfer, cancellation of indebtedness or any combination of the foregoing for the Series A Preferred Stock in accordance with a written agreement with this corporation setting forth the purchase price per share of such Series A Preferred Stock, (ii) with respect to the Series A-1 Preferred Stock, the original price per share paid to this corporation by check, wire transfer, cancellation of indebtedness or any combination of the foregoing for the Series A-1 Preferred Stock in accordance with a written agreement with this corporation setting forth the purchase price per share of such Series A-1 Preferred Stock, (iii) with respect to the Series AA Preferred Stock, the original price per share paid to this corporation by check, wire transfer, cancellation of indebtedness or any combination of the foregoing for the Series AA Preferred Stock in accordance with a written agreement with this corporation setting forth the purchase price per share of such Series AA Preferred Stock, (iv) with respect to the Series AAA Preferred Stock, the original price per share paid to this corporation by check, wire transfer, cancellation of indebtedness or any combination of the foregoing for the Series AAA Preferred Stock in accordance with a written agreement with this corporation setting forth the purchase price per share of such Series AAA Preferred Stock, (v) with respect to the Series A4 Preferred Stock, the original price per share paid to this corporation by check, wire transfer, cancellation of indebtedness or any combination of the foregoing for the Series A4 Preferred Stock in accordance with a written agreement with this corporation setting forth the purchase price per share of such Series A4 Preferred Stock, (vi) with respect to the Series A5 Preferred Stock, the original price per share paid to this corporation by check, wire transfer, cancellation of indebtedness or any combination of the foregoing for the Series A5 Preferred Stock in accordance with a written agreement with this corporation setting forth the purchase price per share of such Series A5 Preferred Stock, (vii) with respect to the Series A6 Preferred Stock, the original price per share paid to this corporation by check, wire transfer, cancellation of indebtedness or any combination of the foregoing for the Series A6 Preferred Stock in accordance with a written agreement with this corporation setting forth the purchase price per share of such Series A6 Preferred Stock, (viii) with respect to the Series A7 Preferred Stock, the original price per share paid to this corporation by check, wire transfer, cancellation of indebtedness or any combination of the foregoing for the Series A7 Preferred Stock in accordance with a written agreement with this corporation setting forth the purchase price per share of such Series A7 Preferred Stock, (ix) with respect to the Series A8 Preferred Stock, the original price per share paid to this corporation by check, wire transfer, cancellation of indebtedness or any combination of the foregoing for the Series A8 Preferred Stock in accordance with a written agreement with this corporation setting forth the purchase price per share of such Series A8 Preferred Stock, (x) with respect to the Series AA-9 Preferred Stock, the original price per share paid to this corporation by check, wire transfer, cancellation of indebtedness or any combination of the foregoing for the Series AA-9 Preferred Stock in accordance with a written agreement with this corporation setting forth the purchase price per share of such Series AA-9 Preferred Stock, (xi) with respect to the Series A9 Preferred Stock, the original price per share paid to this corporation by check, wire transfer, cancellation of indebtedness or any combination of the foregoing for the Series A9 Preferred Stock in accordance with a written agreement with this corporation setting forth the purchase price per share of such Series A9 Preferred Stock, (xii) with respect to the Series A10 Preferred Stock, the original price per share paid to this corporation by check, wire transfer, cancellation of indebtedness or any combination of the foregoing for the Series A10 Preferred Stock in accordance with a written agreement with this corporation setting forth the purchase price per share of such Series A10 Preferred Stock, (xiii) with respect to the Series A11 Preferred Stock, the original price per share paid to this corporation by check, wire transfer, cancellation of indebtedness or any combination of the foregoing for the Series A11 Preferred Stock in accordance with a written agreement with this corporation setting forth the purchase price per share of such Series A11 Preferred Stock (the “A11 Purchase Agreement”), and (xiv) with respect to the Series A12 Preferred Stock, the original price per share paid to this corporation by check, wire transfer, cancellation of indebtedness or any combination of the foregoing for the Series A12 Preferred Stock in accordance with a written agreement with this corporation setting forth the purchase price per share of such Series A12 Preferred Stock (each as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Preferred Stock).

(b) Upon completion of the distribution required by subsection (a) of this Section 2, all of the remaining Proceeds available for distribution to stockholders shall be distributed among the holders of Series A Common Stock, Series B Common Stock and Series C Common Stock pro rata based on the number of shares of Series A Common Stock, Series B Common Stock and Series C Common Stock held by each.

(c) Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Series A Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Series A Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Series A Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Series A Common Stock.

(d) (i) For purposes of this Section 2, a “Liquidation Event” shall include (A) the closing of the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, of all or substantially all of this corporation’s assets (including, without limitation, the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of this corporation if substantially all of the assets of this corporation are held by such subsidiary or subsidiaries), (B) the consummation of the merger or consolidation of this corporation with or into another entity or of a subsidiary of this corporation which is a constituent party and this corporation issues shares of its capital stock pursuant to such merger or consolidation (except a merger or consolidation in which the holders of capital stock of this corporation immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of (i) this corporation or the surviving or resulting entity or (ii) if the surviving or resulting entity is a wholly-owned subsidiary of another corporation immediately following such merger or consolidations, the parent corporation of such surviving or resulting corporation), (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of this corporation’s securities), of this corporation’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of this corporation (or the surviving or acquiring entity) or (D) a liquidation, dissolution or winding up of this corporation; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of this corporation’s incorporation or to create a holding company that will be owned in the same proportions by the persons who held this corporation’s securities immediately prior to such transaction. The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of the holders of (i) as to all series of Preferred Stock other than the Series A5 Preferred Stock, Series A6 Preferred Stock, Series A7 Preferred Stock, Series A8 Preferred Stock, Series AA-9 Preferred Stock, Series A9 Preferred Stock, Series A10 Preferred Stock and Series A11 Preferred Stock, a majority of the shares of Preferred Stock (other than shares of Series A5 Preferred Stock, Series A6 Preferred Stock, Series A7 Preferred Stock, Series A8 Preferred Stock, Series AA-9 Preferred Stock, Series A9 Preferred Stock, Series A10 Preferred Stock and Series A11 Preferred Stock) then outstanding (voting together as a single class and not as separate series, and on an as-converted basis), (ii) solely with respect to the Series A5 Preferred Stock, a majority of the shares of Series A5 Preferred Stock then outstanding, voting as a separate class, (iii) solely with respect to the Series A6 Preferred Stock, a majority of the shares of Series A6 Preferred Stock then outstanding, voting as a separate class, (iv) solely with respect to the Series A7 Preferred Stock, a majority of the shares of Series A7 Preferred Stock then outstanding, voting as a separate class, (v) solely with respect to the Series A8 Preferred Stock, at least sixty-five percent (65%) of the shares of Series A8 Preferred Stock then outstanding, voting as a separate class, (vi) solely with respect to the IX Preferred, a majority of the shares of IX Preferred then outstanding, voting together as a single class and not as separate series, and on an as-converted basis, (vii) solely with respect to the Series A10 Preferred Stock, a majority of the shares of Series A10 Preferred Stock then outstanding, voting as a separate class and (viii) solely with respect to the Series A11 Preferred Stock, the Requisite Series A11 Consent (as defined in that certain Voting Agreement by and among the Company and the stockholders party thereto, dated on or about the date hereof).

(ii) In any Liquidation Event, if Proceeds received by this corporation or its stockholders are other than cash, their value will be deemed their fair market value. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event; and

(3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined in good faith by the Board of Directors and the holders constituting the Requisite Investor Threshold.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined in good faith by the Board of Directors and holders constituting the Requisite Investor Threshold.

(C) If the Board of Directors and holders constituting the Requisite Investor Threshold cannot in good faith determine the fair market value to be determined pursuant to Sections 2(d)(ii)(A)(3) or 2(d)(ii)(B) of this Article IV(B) within fifteen (15) days of the Liquidation Event, the Board of Directors shall retain for such purposes an independent national accounting firm as a neutral and independent party (the “Independent Accountant”). If the Independent Accountant is retained, then within twenty (20) days the Independent Accountant render its decision as to the applicable fair market value, which decision shall be final and binding on, and nonappealable by, all parties hereto. The fees and expenses of the Independent Accountant shall be paid by this corporation.

(D) The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Event shall, with the appropriate approval of the definitive agreements governing such Liquidation Event by the stockholders under the General Corporation Law and Section 6 of this Article IV(B), be superseded by the determination of such value set forth in the definitive agreements governing such Liquidation Event.

(iii) In the event the requirements of this Section 2 are not complied with, this corporation shall forthwith either:

(A) cause the closing of such Liquidation Event to be postponed until such time as the requirements of this Section 2 have been complied with; or

(B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(d)(iv) hereof.

(iv) This corporation shall give each holder of record of Preferred Stock written notice of such impending Liquidation Event not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction, which approval shall not be effective without first obtaining the approval of holders constituting the Requisite Investor Threshold, as described in Section 6 of this Article IV(B). The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten (10) days after this corporation has given the first notice provided for herein or sooner than ten (10) days after this corporation has given notice of any material changes provided for herein; provided, however, that subject to compliance with the General Corporation Law such periods may be shortened or waived upon the written consent of the holders of Preferred Stock that constitute the Requisite Investor Threshold.

(e) Allocation of Contingent Consideration. In the event of a deemed Liquidation Event pursuant to subsection 2(d)(i), if any portion of the consideration payable to the stockholders of this corporation is subject to contingencies (the “Additional Consideration”), the definitive agreement with respect to such deemed Liquidation Event shall provide that (a) the portion of such consideration that is not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of this corporation in accordance with subsections 2(a), 2(b) and 2(c) as if the Initial Consideration were the only consideration payable in connection with such deemed Liquidation Event and (b) any Additional Consideration that becomes payable to the stockholders of this corporation upon satisfaction of contingencies shall be allocated among the holders of capital stock of this corporation in accordance with subsections 2(a), 2(b) and 2(c) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For purposes of this subsection (e), consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Liquidation Event shall be deemed to be Additional Consideration.

3. Redemption. The Preferred Stock is not redeemable at the option of the holder thereof.

4. Conversion. The Preferred Stock may convert to Common Stock as follows:

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, and without the payment of additional consideration by the holder thereof, at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Series A Common Stock as is determined by dividing the applicable Original Issue Price for such series by the applicable Conversion Price for such series (the conversion rate for a series of Preferred Stock into Series A Common Stock is referred to herein as the “Conversion Rate” for such series), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The “Conversion Price” per share for each series of Preferred Stock (which, with respect to each series of Preferred Stock as applicable, shall be referred to as the “applicable Conversion Price”) shall (i) for each series of Preferred Stock other than the Series A8 Preferred Stock, Series A9 Preferred Stock and Series A10 Preferred Stock, be the Original Issue Price applicable to such series; (ii) for the Series A8 Preferred Stock, be $6.71249 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such series of Preferred Stock); (iii) for the Series A9 Preferred Stock, be $7.07079 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such series of Preferred Stock) and (iv) for the Series A10 Preferred Stock, be $7.08106 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such series of Preferred Stock); provided, however, that the Conversion Price for the Preferred Stock shall be subject to adjustment as set forth in subsection 4(d).

(b) Automatic Conversion.

(i) Subject to subsection 4(b)(ii) below in respect of the Series A8 Preferred Stock, subsection 4(b)(iii) below in respect of the Series A10 Preferred Stock and subsection 4(b)(iv) below in respect of the Series A11 Preferred Stock, each share of Preferred Stock shall automatically be converted into shares of Series A Common Stock at the Conversion Rate at the time in effect for such series of Preferred Stock (and such shares may not be reissued by this corporation) immediately upon the earlier of (x) the closing of this corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Act”), resulting in at least $200,000,000 of gross proceeds, net of the underwriting discount and commissions, to this corporation (a “Qualified Public Offering”) or (y) the date, or the occurrence of an event, specified by vote or written consent or agreement of holders constituting (A) as to all series of Preferred Stock other than Series A8 Preferred Stock, IX Preferred, Series A10 Preferred Stock and Series A11 Preferred Stock, a majority of the shares of Preferred Stock (other than shares of Series A8 Preferred Stock, IX Preferred, Series A10 Preferred Stock and Series A11 Preferred Stock) then outstanding (voting together as a single class and not as separate series, and on an as-converted basis); provided, however, that, with respect to the automatic conversion of Series A5 Preferred Stock, Series A6 Preferred Stock or Series A7 Preferred Stock pursuant to subsection 4(b)(i)(y)(A), (1) if the automatic conversion of shares of Series A5 Preferred Stock is in connection with a Liquidation Event wherein the Proceeds to which the holders of Series A5 Preferred Stock would be entitled pursuant to the conversion of such shares of Series A5 Preferred Stock into Common Stock and payment to them as holders of Common Stock in such Liquidation Event would be lower than the Proceeds such holders would otherwise have been entitled to receive in exchange for their shares of Series A5 Preferred Stock pursuant to Section 2 of Article IV(B) hereof if no shares of Series A5 Preferred Stock were converted to Common Stock, then the approval, by vote or written consent, of holders of a majority of the shares of Series A5 Preferred Stock then outstanding, voting as a separate class, shall also be required for the conversion of Series A5 Preferred Stock; (2) if the automatic conversion of shares of Series A6 Preferred Stock is in connection with a Liquidation Event wherein the Proceeds to which the holders of Series A6 Preferred Stock would be entitled pursuant to the conversion of such shares of Series A6 Preferred Stock into Common Stock and payment to them as holders of Common Stock in such Liquidation Event would be lower than the Proceeds such holders would otherwise have been entitled to receive in exchange for their shares of Series A6 Preferred Stock pursuant to Section 2 of Article IV(B) hereof if no shares of Series A6 Preferred Stock were converted to Common Stock, then the approval, by vote or written consent, of holders of a majority of the shares of Series A6 Preferred Stock then outstanding, voting as a separate class, shall also be required for the conversion of Series A6 Preferred Stock; and (3) if the automatic conversion of shares of Series A7 Preferred Stock is in connection with a Liquidation Event wherein the Proceeds to which the holders of Series A7 Preferred Stock would be entitled pursuant to the conversion of such shares of Series A7 Preferred Stock into Common Stock and payment to them as holders of Common Stock in such Liquidation Event would be lower than the Proceeds such holders would otherwise have been entitled to receive in exchange for their shares of Series A7 Preferred Stock pursuant to Section 2 of Article IV(B) hereof if no shares of Series A7 Preferred Stock were converted to Common Stock, then the approval, by vote or written consent, of holders of a majority of the shares of Series A7 Preferred Stock then outstanding, voting as a separate class, shall also be required for the conversion of Series A7 Preferred Stock; (B) solely with respect to the conversion of the Series A8 Preferred Stock, at least sixty-five percent (65%)

of the shares of Series A8 Preferred Stock then outstanding, voting as a separate class; (C) solely with respect to the conversion of the IX Preferred, a majority of the shares of IX Preferred then outstanding, voting together as a single class and on an as-converted basis; (D) solely with respect to the conversion of the Series A10 Preferred Stock, a majority of the shares of Series A10 Preferred Stock then outstanding, voting as a separate class and (E) solely with respect to the conversion of the Series A11 Preferred Stock the Requisite Series A11 Consent.

(ii) Notwithstanding subsection 4(b)(i) above, unless waived by the vote or written consent of the holders of at least sixty-five percent (65%) of the shares of Series A8 Preferred Stock then outstanding, voting as a separate class, in the event of a conversion of Preferred Stock pursuant to a Qualified Public Offering in clause (x) of subsection 4(b)(i) in which the initial public offering price to the public set forth on the cover of the registration statement for the Qualified Public Offering (the “Qualified Offering Price”) is less than the Conversion Price then in effect for the Series A8 Preferred Stock, the Conversion Rate of the Series A8 Preferred Stock shall automatically be adjusted to a Conversion Rate that would provide for, as of the closing of the Qualified Public Offering, each holder of Series A8 Preferred Stock to receive on conversion of such holder’s shares of Series A8 Preferred Stock, a number of shares of Common Stock with an aggregate value (with such value calculated based on the Qualified Offering Price) equal to the product of (x) the number of shares of Series A8 Preferred Stock held by such holder that are converted into shares of Common Stock in connection with the Qualified Public Offering multiplied by (y) the Original Issue Price of the Series A8 Preferred Stock.

(iii) Notwithstanding subsection 4(b)(i) above, unless waived by the vote or written consent of the holders of a majority of the shares of Series A10 Preferred Stock then outstanding, voting as a separate class, in the event of a conversion of Preferred Stock pursuant to a Qualified Public Offering in clause (x) of subsection 4(b)(i) in which the Qualified Offering Price is less than the Conversion Price then in effect for the Series A10 Preferred Stock, the Conversion Price of the Series A10 Preferred Stock shall automatically be adjusted as of immediately prior to the closing of such Qualified Public Offering by assuming (solely as to the Series A10 Preferred Stock) that the shares to be issued by the Company in such Qualified Public Offering are shares of “Additional Stock” (as defined in subsection 4(d)(ii)) issued as of immediately prior to the conversion of the Series A10 Preferred Stock, such that the provisions of subsection 4(d)(i) shall apply in respect of the shares issued in such Qualified Public Offering.

(iv) Notwithstanding subsection 4(b)(i) above, unless waived by the vote or written consent of the Requisite Series A11 Consent, in the event of a conversion of Preferred Stock pursuant to a Qualified Public Offering in clause (x) of subsection 4(b)(i) in which the Qualified Offering Price is less than the Conversion Price then in effect for the Series A11 Preferred Stock, the Conversion Price of the Series A11 Preferred Stock shall automatically be adjusted as of immediately prior to the closing of such Qualified Public Offering by assuming (solely as to the Series A11 Preferred Stock) that the shares to be issued by the Company in such Qualified Public Offering are shares of “Additional Stock” (as defined in subsection 4(d)(ii)) issued as of immediately prior to the conversion of the Series A11 Preferred Stock, such that the provisions of subsection 4(d)(i) shall apply in respect of the shares issued in such Qualified Public Offering.

(c) Mechanics of Conversion.

(i) Before any holder of Preferred Stock shall be entitled to voluntarily convert the same into shares of Series A Common Stock, he, she or it shall surrender the certificate or certificates therefor, duly endorsed (or if such holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to this corporation to indemnify this corporation against any claim that may be made against this corporation on account of the alleged loss, theft or destruction of such certificate), at the principal office of this corporation or of any transfer agent for the Preferred Stock, together with written notice of the election to convert all or any number of the shares of Preferred Stock represented by such certificate or certificates, any event on which such conversion is contingent (if applicable) and the name or names in which the certificate or certificates for shares of Series A Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, (i) issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Series A Common Stock to which such holder shall be entitled as aforesaid and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate or certificates that were not converted into Series A Common Stock and (ii) pay all declared but unpaid dividends for the applicable Preferred Stock which is being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date set forth for conversion in the written notice of the election to convert irrespective of the surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Series A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Series A Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Act, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Series A Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. If the conversion is in connection with automatic conversion provisions of subsection 4(b)(ii), 4(b)(iii) and/or 4(b)(iv), such conversion shall be deemed to have been made on the conversion date described in the stockholder consent approving such conversion, and the persons entitled to receive shares of Series A Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Series A Common Stock as of such date.

(ii) All holders of record of shares of Preferred Stock shall be sent written notice of the time (the “Automatic Conversion Time”) and the place designated for automatic conversion of all such shares of Preferred Stock pursuant to this Section 4. Such notice need not be sent in advance of the occurrence of the Automatic Conversion Time. Upon receipt of such notice, each holder of shares of Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or if such holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to this corporation to indemnify this corporation against any claim that may be made against this corporation on account of the alleged loss, theft or destruction of such certificate) to this corporation at the place designated in such notice. This corporation shall, as soon as practicable thereafter, (i) issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Series A Common Stock to which such holder shall be entitled as aforesaid and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate or certificates that were not converted into Series A Common Stock and (ii) pay all declared but unpaid dividends for the applicable Preferred Stock which is being converted. Such conversion shall be deemed to have been made on the date of such Automatic Conversion Time (the “Automatic Conversion Date”), and the persons entitled to receive shares of Series A Common Stock issuable upon such Automatic Conversion Date shall be treated for all purposes as the record holders of such shares of Series A Common Stock as of such date.

(iii) Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and this corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

(d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

(i) (A) If this corporation shall issue, on or after the date upon which this Restated Certificate is accepted for filing by the Secretary of State of the State of Delaware (the “Filing Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price applicable to a series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price (calculated to the nearest one-hundredth of one cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of Series A Common Stock that the aggregate consideration received by this corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of such Additional Stock. For purposes of this Section 4(d)(i)(A), the term “Common Stock Outstanding” shall mean and include the following: (1) outstanding Series A Common Stock, Series B Common Stock and Series C Common Stock, (2) Series A Common Stock issuable upon conversion of outstanding Preferred Stock, (3) Series A Common Stock, Series B Common Stock and Series C Common Stock issuable upon exercise of outstanding stock options and (4) Series A Common Stock, Series B Common Stock and Series C Common Stock issuable upon exercise (and, in the case of warrants to purchase Preferred Stock, conversion) of outstanding warrants. Shares described in (1) through (4) above shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable. In the event that this corporation issues or sells, or is deemed to have issued or sold, shares of Additional Stock that results in an adjustment to a Conversion Price pursuant to the provisions of this Section 4(d) (the “First Dilutive Issuance”), and this corporation then issues or sells, or is deemed to have issued or sold, shares of Additional Stock in a subsequent issuance other than the First Dilutive Issuance that would result in further adjustment to a Conversion Price (a “Subsequent Dilutive Issuance”) pursuant to the same instruments as the First Dilutive

Issuance, then and in each such case upon a Subsequent Dilutive Issuance the applicable Conversion Price for the applicable series of Preferred Stock shall be reduced to the applicable Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(B) No adjustment of the Conversion Price for the Preferred Stock shall be made in an amount less than one hundredth of one cent per share. Except to the limited extent provided for in subsections 4(d)(i)(E)(3) and 4(d)(i)(E)(4), no adjustment of such Conversion Price pursuant to this subsection 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C) In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor, excluding amounts paid or payable for accrued interest.

(D) In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors irrespective of any accounting treatment.

(E) In the case of the issuance of options to purchase or rights to subscribe for Series A Common Stock, Series B Common Stock or Series C Common Stock, securities by their terms convertible into or exchangeable for Series A Common Stock, Series B Common Stock or Series C Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities (“Common Stock Equivalents”), the following provisions shall apply for purposes of determining the number of shares of Additional Stock issued and the consideration paid therefor:

(1) The aggregate maximum number of shares of Series A Common Stock, Series B Common Stock or Series C Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such Common Stock Equivalents shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(d)(i)(C) and 4(d)(i)(D)), if any, received by this corporation upon the issuance of such Common Stock Equivalents plus the minimum exercise price provided in such Common Stock Equivalents (without taking into account potential antidilution adjustments) for the Series A Common Stock, Series B Common Stock or Series C Common Stock covered thereby.

(2) The aggregate maximum number of shares of Series A Common Stock, Series B Common Stock or Series C Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(d)(i)(C) and 4(d)(i)(D)).

(3) In the event of any change in the number of shares of Series A Common Stock, Series B Common Stock or Series C Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Series A Common Stock, Series B Common Stock or Series C Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Series A Common Stock, Series B Common Stock or Series C Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5) The number of shares of Additional Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(d)(i)(E)(3) or (4).

(ii) “Additional Stock” shall mean any shares of Series A Common Stock, Series B Common Stock, or Series C Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(i)(E)) by this corporation on or after the Filing Date other than:

(A) Series A Common Stock, Series B Common Stock or Series C Common Stock issued pursuant to a transaction described in subsection 4(d)(iii) hereof;

(B) Series A Common Stock issued or issuable to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by the Board of Directors;

(C) Except as provided in subsection 4(b)(ii) as to the Series A8 Preferred Stock, subsection 4(b)(iii) as to the Series A10 Preferred Stock and subsection 4(b)(iv) as to the Series A11 Preferred Stock, Series A Common Stock, Series B Common Stock or Series C Common Stock issued pursuant to, or in connection with, an underwritten public offering (it being understood that, for the avoidance of doubt, Additional Stock shall not include any shares issued or deemed to be issued as a result of an increase in the Conversion Rate of the Series A8 Preferred Stock resulting from the operation of subsection 4(b)(ii) and/or as a result of a decrease in the Conversion Price of the Series A10 Preferred Stock resulting from the operation of subsection 4(b)(iii) and/or the Series A11 Preferred Stock resulting from the operation of subsection 4(b)(iv));

(D) Series A Common Stock, Series B Common Stock or Series C Common Stock issued or issuable pursuant to the conversion or exercise of convertible or exercisable securities outstanding on the Filing Date;

(E) Series A Common Stock, Series B Common Stock or Series C Common Stock issued in connection with a bona fide business acquisition by this corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, which issuance is approved by the Board of Directors;

(F) Series A Common Stock, Series B Common Stock or Series C Common Stock issued or deemed issued pursuant to subsection 4(d)(i)(E) as a result of a decrease in the Conversion Price of any series of Preferred Stock resulting from the operation of Section 4(d);

(G) Series A Common Stock issued or issuable upon conversion of Preferred Stock issued on or after the date hereof;

(H) Series A Common Stock, Series B Common Stock or Series C Common Stock issued pursuant to any equipment leasing arrangement or debt financing arrangement, which arrangement is approved by the Board of Directors;

(I) Series A Common Stock, Series B Common Stock or Series C Common Stock issued to persons or entities with which this corporation has business relationships, provided such issuances are approved by the Board of Directors and are primarily for non-equity financing purposes;

(J) Series A Common Stock issued upon conversion of any Series B Common Stock in accordance with Section (C)(5) of Article IV;

(K) Series A Common Stock issued upon conversion of any Series C Common Stock in accordance with Section (C)(5) of Article IV

(L) Series A Common Stock issued as a dividend on the Preferred Stock; or

(M) shares of any authorized but unissued Series A11 Preferred Stock designated in this Restated Certificate, including shares issued pursuant to the A11 Purchase Agreement or the Call Option Agreements (as defined in the A11 Purchase Agreement), and shares of Series A Common Stock issued or issuable upon such Series A11 Preferred Stock (such issuances listed in (A) through (M) hereof collectively referred to as “Excluded Issuances”).

(iii) In the event this corporation should at any time or from time to time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Series A Common Stock, Series B Common Stock or Series C Common Stock or the determination of holders of Series A Common Stock, Series B Common Stock or Series C Common Stock entitled to receive a dividend or other distribution payable in additional shares of Series A Common Stock, Series B Common Stock or Series C Common Stock or Common Stock Equivalents without payment of any consideration by such holder for the additional shares of Series A Common Stock, Series B Common Stock or Series C Common Stock or the Common Stock Equivalents (including the additional shares of Series A Common Stock, Series B Common Stock or Series C Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Preferred Stock shall be proportionately decreased so that the number of shares of Series A Common Stock issuable on conversion of each share of such series of Preferred Stock shall be increased in proportion to such increase of the aggregate number of shares of Series A Common Stock, Series B Common Stock or Series C Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 4(d)(i)(E); provided, however, that if such record date is fixed and such dividend is not paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for such series of Preferred Stock will be re-computed accordingly as of the close of business on such record date and thereafter each such Conversion Price will be adjusted pursuant to this Section 4(d)(iii) to reflect the actual payment of such dividend or distribution.

(iv) If the number of shares of Series A Common Stock, Series B Common Stock or Series C Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Series A Common Stock, Series B Common Stock or Series C Common Stock, then, following the record date of such combination, the Conversion Price for the Preferred Stock shall be appropriately increased so that the number of shares of Series A Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e) Other Distributions. In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(d)(iii), then, in each such case for the purpose of this subsection 4(e), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Series A Common Stock of this corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Series A Common Stock of this corporation entitled to receive such distribution.

(f) Merger or Recapitalizations. If at any time or from time to time there shall be a reorganization, recapitalization, reclassification, consolidation or merger in which the Series A Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash, or other property (other than a transaction provided for elsewhere in this Section 4 or in Section 2) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive, upon conversion of the Preferred Stock, the number and kind of shares of stock or other securities, cash or property to which a holder of the number of shares of Series A Common Stock deliverable upon conversion of one share of such series of Preferred Stock immediately prior to such recapitalization would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable. For the avoidance of doubt, nothing in this subsection (f) shall be construed as preventing the holders of Preferred Stock from seeking any appraisal rights to which they are otherwise entitled under the General Corporation Law in connection with a merger triggering an adjustment hereunder, nor shall this subsection (f) be deemed conclusive evidence of the fair value of the shares of Preferred Stock in any such appraisal proceeding.

(g) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock and the aggregate number of shares of Series A Common Stock to be issued to particular stockholders, shall be rounded down to the nearest whole share and this corporation shall pay in cash the fair market value of any fractional shares as of the time when entitlement to receive such fractions is mutually determined in good faith by the Board of Directors and the holders constituting the Requisite Investor Threshold. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Series A Common Stock and the number of shares of Series A Common Stock issuable upon such conversion.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of any series of Preferred Stock pursuant to this Section 4, this corporation, at its expense, shall promptly as reasonably practicable, but in any event not later than 15 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of each applicable series of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, as promptly as practicable upon the written request at any time of any holder of any series of Preferred Stock (but in any event not later than 15 days thereafter), furnish or cause to be furnished to such holder a like certificate setting forth (A) the Conversion Price for each applicable series of Preferred Stock at the time in effect, and (B) the number of shares of Series A Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of each applicable series of Preferred Stock.

(h) Notices of Record Date. In the event (i) of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security, or (ii) of any capital reorganization of this corporation, any reclassification of Common Stock, or any Liquidation Event, this corporation shall mail to each holder of Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the (x) date on which any such record is to be taken for the purpose of such dividend or distribution, and the amount and character of such dividend or distribution or (y) the effective date on which such reorganization, reclassification or Liquidation Event is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, or Liquidation Event, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock.

(i) Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Series A Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Series A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Series A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Series A Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate.

(j) Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, (i) any downward adjustment of the Conversion Price of any series of Legacy Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of holders of a majority of the shares of Legacy Preferred Stock then outstanding (voting together as a single class and not as separate series, and on an as-converted basis); provided, however, that any downward adjustment of the Conversion Price of the Series A8 Preferred Stock pursuant to Article IV(B), Section 4(b)(ii) may only be waived by the vote or written consent of the holders of at least sixty-five percent (65%) of the shares of Series A8 Preferred Stock then outstanding, voting as a separate class, (ii) any downward adjustment of the Conversion Price of any series of IX Preferred may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of holders of a majority of the shares of IX Preferred then outstanding (voting together as a single class and not as separate series, and on an as-converted basis); provided, however, that if a downward adjustment of the Conversion Price of the Series AA-9 Preferred Stock is waived in accordance with this subsection 4(j)(ii), then any downward adjustment of the Conversion Price of the Series A9 Preferred Stock shall also be automatically waived, (iii) any downward adjustment of the Conversion Price of the Series A10 Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of holders of a majority of the shares of Series A10 Preferred Stock then outstanding, voting as a separate class and (iv) any downward adjustment of the Conversion Price of the Series A11 Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the Requisite Series A11 Consent. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

5. Voting Rights.

(a) General Voting Rights. The holder of each share of Preferred Stock shall have the right to one vote for each share of Series A Common Stock into which such Preferred Stock could be converted as of the record date for determining stockholders entitled to vote on such matter, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Series A Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and except as provided by law or in subsection 5(b) below with respect to the election of directors by the separate class vote of the holders of Series A Common Stock and Series B Common Stock (voting together as a single class and not as separate series), shall be entitled to vote, together with holders of Series A Common Stock and Series B Common Stock (voting together as a single class and not as separate series), with respect to any question upon which holders of Series A Common Stock and Series B Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b) Voting for the Election of Directors. As long as at least 37,370,484 shares (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) of Legacy Preferred Stock originally issued remain outstanding, the holders of shares of Legacy Preferred Stock shall be entitled to elect nine (9) directors of this corporation. As long as at least 7,871,778 shares (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) of Series A10 Preferred Stock originally issued remain outstanding, the holders of shares of Series A10 Preferred Stock shall be entitled to elect one (1) director of this corporation. The holders of outstanding Series A Common Stock and Series B Common Stock (voting together as a single class and not as separate series) shall be entitled to elect one (1) director of this corporation. The holders of Legacy Preferred Stock, Series A10 Preferred Stock, Series A Common Stock and Series B Common Stock (voting together as a single class and not as separate series, and on an as-converted basis) shall be entitled to elect any remaining directors of this corporation.

Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Restated Certificate, and vacancies created by removal or resignation of a director, may be filled through the nomination and election by the holders of shares of Preferred Stock (voting together as a single class and not as separate series) and/or the holders of outstanding Series A Common Stock and Series B Common Stock (voting together as a single class and not as separate series), as the case may be; provided, however, that to the extent a vacancy occurs (from the removal or resignation of a director), such vacancy shall be filled by the holders of the shares of the class(es) or series of stock entitled to elect such director or directors, and such chosen director shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; and no such directorship may be filled by shareholders of this corporation other than by the class(es) or series of shareholders of this corporation that are entitled to elect a person to fill such directorship, voting exclusively and together as a separate class. The holders of record of the shares of Series A Common Stock, Series B Common Stock and of any other class or series of voting stock (including the Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of this corporation. Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

6. Protective Provisions.

(a) Protective Provisions Applicable to the Preferred Stock. So long as at least 58,365,771 shares (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) of Preferred Stock originally issued remain outstanding, this corporation shall not, and shall cause any subsidiary of this corporation not to (by amendment, merger, consolidation or otherwise), without (in addition to any other vote required by law or the Restated Certificate) first obtaining the approval by vote or written consent, as provided by law, of holders constituting the Requisite Investor Threshold, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i) consummate a Liquidation Event or effect any other merger or consolidation;

(ii) amend, alter or repeal any provision of this corporation’s Certificate of Incorporation or Bylaws so as to adversely alter or change the powers, preferences, rights or special privileges of the shares of Preferred Stock;

(iii) increase or decrease (other than in connection with a conversion and as contemplated by this Restated Certificate) the total number of authorized shares of Common Stock or Preferred Stock;

(iv) (A) create or adopt any equity incentive or employee compensation plan that has not been adopted by the Board of Directors and approved by this corporation’s stockholders prior to the Filing Date, (B) create or approve any equity compensation agreement that is not made pursuant to a plan that has been adopted by the Board of Directors and approved by this corporation’s stockholders prior to the Filing Date (such plans and agreements referenced in clauses (A) or (B) collectively, the “Equity Plans”), or (C) increase or decrease the number of shares reserved in any Equity Plans that are effective as of the Filing Date (the total number of reserved shares under all Equity Plans that are effective as of the Filing Date, as increased from time to time in accordance with clause (C), the “Maximum Service Provider Share Number”); provided, that, the issuance by this corporation of securities to independent contractors that are not natural persons, as consideration for the provision of services or otherwise (any such issuance, a “Non-Plan Grant”), on or after the Filing Date, shall not require any approval pursuant to this Section 6(a) to the extent that the sum of (1) the number of securities subject to such Non-Plan Grant, (2) the number of securities issued and outstanding under all Equity Plans as of the date of the issuance of a Non-Plan Grant and (3) the number of securities issued and outstanding under all other Non-Plan Grants, does not exceed the Maximum Service Provider Share Number; provided, further, that in the event that an issuance of securities pursuant to the Equity Plans would cause the aggregate number of securities issued and outstanding pursuant to all Non-Plan Grants and the Equity Plans, in the aggregate, to exceed the Maximum Service Provider Share Number, than such issuance shall require the approval of holders constituting the Requisite Investor Threshold;

(v) authorize or issue any equity security (including any other security convertible into or exercisable for any such equity security) having a preference over, or being on a parity with, any series of Preferred Stock with respect to dividends, liquidation or redemption (other than the issuance of any authorized but unissued shares of Preferred Stock designated in this Restated Certificate (including any security convertible into or exercisable for such shares of Preferred Stock)), or reclassify, alter or amend any existing security that is junior to or on parity with any series of Preferred Stock with respect to dividends, liquidation or redemption;

(vi) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock (A) from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary at cost (or, if lower, fair market value) pursuant to agreements under which this corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service or (B) pursuant to a right of first refusal;

(vii) change the authorized number of directors of this corporation;

(viii) pay or declare any dividend on any shares of capital stock of this corporation other than dividends payable on the Common Stock solely in the form of additional shares of Common Stock;

(ix) create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by this corporation, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of this corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary; or

(x) take or agree or consent to take any of the foregoing actions with respect to any direct or indirect subsidiary of this corporation.

(b) Protective Provisions Applicable to the Series A8 Preferred Stock. So long as at least 9,992,969 shares (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) of Series A8 Preferred Stock originally issued remain outstanding, this corporation shall not (by amendment, merger, consolidation or otherwise), without (in addition to any other vote required by law or the Restated Certificate) first obtaining the approval by vote or written consent, as provided by law, of holders of at least sixty-five percent (65%) of the shares of Series A8 Preferred Stock then outstanding, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i) amend, alter or repeal any provision of this corporation’s Certificate of Incorporation or Bylaws so as to adversely alter or change the powers, preferences, rights or special privileges of the shares of Series A8 Preferred Stock;

(ii) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any shares of Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock (A) from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary at cost (or, if lower, fair market value) pursuant to agreements under which this corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service or (B) pursuant to a right of first refusal;

(iii) pay or declare any dividend on any shares of Common Stock other than dividends payable on the Common Stock solely in the form of additional shares of Common Stock; or

(iv) increase or decrease the total number of authorized shares of Series A8 Preferred Stock.

(c) Protective Provisions Applicable to the Series AA-9 Preferred Stock. So long as at least 1,783,198 shares (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) of Series AA-9 Preferred Stock originally issued remain outstanding, this corporation shall not (by amendment, merger, consolidation or otherwise), without (in addition to any other vote required by law or the Restated Certificate) first obtaining the approval by vote or written consent, as provided by law, of holders of a majority of the shares of Series AA-9 Preferred Stock then outstanding, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i) amend, alter or repeal any provision of this corporation’s Certificate of Incorporation or Bylaws so as to adversely alter or change the powers, preferences, rights or special privileges of the shares of Series AA-9 Preferred Stock; or

(ii) increase or decrease the total number of authorized shares of Series AA-9 Preferred Stock.

(d) Protective Provisions Applicable to the Series A9 Preferred Stock. So long as at least 5,377,860 shares (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) of Series A9 Preferred Stock originally issued remain outstanding, this corporation shall not (by amendment, merger, consolidation or otherwise), without (in addition to any other vote required by law or the Restated Certificate) first obtaining the approval by vote or written consent, as provided by law, of holders of a majority of the shares of Series A9 Preferred Stock then outstanding, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i) amend, alter or repeal any provision of this corporation’s Certificate of Incorporation or Bylaws so as to adversely alter or change the powers, preferences, rights or special privileges of the shares of Series A9 Preferred Stock; or

(ii) increase or decrease the total number of authorized shares of Series A9 Preferred Stock.

(e) Protective Provisions Applicable to the Series A10 Preferred Stock. So long as at least 7,871,778 shares (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) of Series A10 Preferred Stock originally issued remain outstanding, this corporation shall not (by amendment, merger, consolidation or otherwise), without (in addition to any other vote required by law or the Restated Certificate) first obtaining the approval by vote or written consent, as provided by law, of holders of a majority of the shares of Series A10 Preferred Stock then outstanding, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i) amend, alter or repeal any provision of this corporation’s Certificate of Incorporation or Bylaws so as to adversely alter or change the powers, preferences, rights or special privileges of the shares of Series A10 Preferred Stock; or

(ii) increase or decrease the total number of authorized shares of Series A10 Preferred Stock.

(f) Protective Provisions Applicable to the Series A11 Preferred Stock. So long as at least 5,607,262 shares (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) of Series A11 Preferred Stock originally issued remain outstanding, this corporation shall not (by amendment, merger, consolidation or otherwise), without (in addition to any other vote required by law or the Restated Certificate) first obtaining the approval by vote or written consent, as provided by law, of the Requisite Series A11 Consent and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i) amend, alter or repeal any provision of this corporation’s Certificate of Incorporation or Bylaws so as to adversely alter or change the powers, preferences, rights or special privileges of the shares of Series A11 Preferred Stock; or

(ii) increase or decrease the total number of authorized shares of Series A11 Preferred Stock.

(g) Protective Provisions Applicable to the Series A12 Preferred Stock. So long as at least 2,707,754 shares (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) of Series A12 Preferred Stock originally issued remain outstanding, this corporation shall not (by amendment, merger, consolidation or otherwise), without (in addition to any other vote required by law or the Restated Certificate) first obtaining the approval by vote or written consent, as provided by law, of holders of a majority of the shares of Series A12 Preferred Stock then outstanding and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i) amend, alter or repeal any provision of this corporation’s Certificate of Incorporation or Bylaws so as to adversely alter or change the powers, preferences, rights or special privileges of the shares of Series A12 Preferred Stock; or

(ii) increase or decrease the total number of authorized shares of Series A12 Preferred Stock.

7. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by this corporation. The Restated Certificate shall be appropriately amended to effect the corresponding reduction in this corporation’s authorized capital stock.

8. Notices. Any notice required by the provisions of this Article IV(B) to be given to the holders of shares of Preferred Stock shall be deemed given (i) if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of this corporation, (ii) if such notice is provided by electronic transmission in a manner permitted by Section 232 of the General Corporation Law, or (iii) if such notice is provided in another manner then permitted by the General Corporation Law.

C. Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV(C).

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of this corporation legally available therefor, any dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of this corporation, the assets of this corporation shall be distributed as provided in Section 2 of Article IV(B) hereof.

3. Redemption. The Common Stock is not redeemable at the option of the holder.

4. Voting Rights. Each holder of Series A Common Stock shall have the right to one (1) vote for each share of Series A Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. Each holder of Series B Common Stock shall have the right to ten (10) votes for each share of Series B Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. Shares of Series C Common Stock shall have no voting rights, except as otherwise required by law, including without limitation Section 242(b)(2) of the General Corporation Law. Notwithstanding the foregoing, except as otherwise required by law, (i) holders of Series A Common Stock, Series B Common Stock, and Series C Common Stock shall not be entitled to vote on any amendment to this Restated Certificate that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate or pursuant to the General Corporation Law, and (ii) the number of authorized shares of Common Stock, Series A Common Stock, Series B Common Stock or Series C Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of this corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

5. Conversion. The shares of Series B Common Stock and Series C Common Stock (collectively, the “Convertible Common Stock”) are convertible as follows:

(a) Right to Convert Series B Common Stock. Each share of Series B Common Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this corporation or any transfer agent for such stock, into one (1) fully paid and nonassessable share of Series A Common Stock.

(b) Automatic Conversion of Series B Common Stock. At any time following the closing of a Qualified Public Offering, upon any transfer, other than a Permitted Transfer (as defined below), of a share of Series B Common Stock, such share of Series B Common Stock shall automatically be converted into one (1) fully paid and nonassessable share of Series A Common Stock. “Permitted Transfer” means a transfer of Series B Common Stock by a holder (i) for estate planning purposes, either during such holder’s lifetime or on death by will or intestacy to such holder’s spouse or other member of a holder’s immediate family, or to a custodian, trustee (including a trustee of a voting trust), executor or other fiduciary for the account of the holder’s spouse or members of the holder’s immediate family, or to a trust for the holder’s own self, or a charitable remainder trust or (ii) to one or more of such holder’s Affiliates. “Affiliates” means, with respect to any person, any other person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified person, including, without limitation, any general partner, officer, director or manager of such person and any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or is under common investment management with, such person.

(c) Automatic Conversion of Series C Common Stock. Each share of Series C Common Stock shall be automatically converted into one (1) share of Series A Common Stock upon the earliest to occur of (i) the closing of a Qualified Public Offering, (ii) any transfer of such share to a holder of Series A Common Stock, Series B Common Stock or Preferred Stock, which transfer has been approved by the Board of Directors, in its sole discretion, and (iii) a merger or consolidation of this corporation with or into another entity other than a merger or consolidation (x) that would result in the voting securities outstanding immediately prior thereto continuing to represent over fifty percent (50%) of the combined voting power of the voting securities of this corporation or the surviving entity or its parent corporation outstanding immediately after such merger or consolidation or (y) effected to implement a recapitalization of this corporation in which no person or entity acquires more than fifty percent (50%) of the combined voting power of this corporation’s then outstanding securities, which person or entity did not possess such voting power prior to such recapitalization. Such conversion shall be deemed to have been made immediately prior to the closing date of the public offering described in clause (i), upon the transfer described in clause (ii) and immediately prior to a merger or consolidation of the kind described in clause (iii).

(d) Mechanics of Conversion. Before any holder of Series B Common Stock shall be entitled to voluntarily convert the same into shares of Series A Common Stock pursuant to subsection (C)(5)(a), he, she or it shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Common Stock, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Series A Common Stock are to be issued. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as provided in such written notice, a certificate or certificates for the number of shares of Series A Common Stock into which the shares of Series B Common Stock so surrendered were convertible on the date of such written notice. Upon the occurrence of an automatic conversion of Convertible Common Stock pursuant to subsection (C)(5)(b) or subsection (C)(5)(c), the holders of such Convertible Common Stock shall surrender the certificates representing such shares at the office of this corporation or any transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Series A Common Stock into which the shares of Convertible Common Stock surrendered were convertible on the date on which such automatic conversion occurred. Notwithstanding the foregoing, such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to this corporation or its transfer agent; provided, however, that this corporation shall not be obligated to issue certificates evidencing the shares of Series A Common Stock issuable upon such conversion unless the certificates evidencing such shares of Convertible Common Stock are either delivered to this corporation or its transfer agent as provided above, or the holder notifies this corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to this corporation to indemnify this corporation from any loss incurred by it in connection with such certificates.

(e) Adjustments for Stock Splits or Combinations. If at any time or from time to time after the date of filing of this Restated Certificate with the Secretary of State of the State of Delaware (the “Effective Time”), this corporation effects a subdivision of the outstanding shares of the Series A Common Stock into a greater number of shares of Series A Common Stock without an equivalent subdivision of the outstanding shares of Convertible Common Stock, or of either the Series B Common Stock or the Series C Common Stock, then, in the event of a conversion of shares of the applicable Convertible Common Stock into shares of Series A Common Stock, such shares of Convertible Common Stock shall convert into a number of shares of Series A Common Stock that has been proportionately increased. If at any time or from time to time after the Effective Time, this corporation effects a combination of the outstanding shares of the Series A Common Stock into a smaller number of shares of Series A Common Stock without an equivalent combination of the outstanding shares of Convertible Common Stock, or of either the Series B Common Stock or the Series C Common Stock, then, in the event of a conversion of shares of the applicable Convertible Common Stock into shares of Series A Common Stock, such shares of Convertible Common Stock shall convert into a number of shares of Series A Common Stock that has been proportionately decreased. If at any time or from time to time after the Effective Time, this corporation effects a subdivision of the outstanding shares of the Preferred Stock into a greater number of shares of Preferred Stock without an equivalent subdivision of the outstanding shares of Series A Common Stock, then, in the event of a conversion of shares of Preferred Stock into shares of Series A Common Stock, the applicable Conversion Price for each such series of Preferred Stock shall proportionately increase. If at any time or from time to time after the Effective Time, this corporation effects a combination of the outstanding shares of the Preferred Stock into a smaller number of shares of Preferred Stock without an equivalent combination of the outstanding shares of Series A Common Stock, then, in the event of a conversion of shares of Preferred Stock into shares of Series A Common Stock, the applicable Conversion Price for each such series of Preferred Stock shall proportionately decrease.

(f) Record Holders. The persons entitled to shares of Series A Common Stock upon conversion of Convertible Common Stock shall be treated for all purposes as the record holders of such shares of Series A Common Stock as of the date of conversion.

(g) Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Series A Common Stock, solely for the purpose of effecting the conversion of the shares of the Convertible Common Stock, such number of its shares of Series A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Convertible Common Stock; and if at any time the number of authorized but unissued shares of Series A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Convertible Common Stock, in addition to such other remedies as shall be available to the holders of Convertible Common Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Series A Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in commercially reasonable efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate.

(h) Status of Converted Stock. In the event any shares of Convertible Common Stock shall be converted pursuant to this subsection (C)(5), the shares so converted shall be cancelled and shall not be issuable by this corporation. The Restated Certificate shall be appropriately amended to effect the corresponding reduction in this corporation’s authorized capital stock.

ARTICLE V

Except as otherwise provided in this Restated Certificate, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this corporation.

ARTICLE VI

The number of directors of this corporation shall be determined in the manner set forth in the Bylaws of this corporation.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of this corporation may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this corporation.

ARTICLE IX

To the fullest extent permitted by law, a director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any amendment, repeal or modification of the foregoing provisions of this Article IX by the stockholders of this corporation shall not adversely affect any right or protection of a director of this corporation existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director occurring prior to, such amendment, repeal or modification.

ARTICLE X

A. Right to Indemnification of Directors and Officers. This corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of this corporation or, while a director or officer of this corporation, is or was serving at the request of this corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section C of this Article X, this corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors.

B. Prepayment of Expenses of Directors and Officers. This corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article X or otherwise.

C. Claims by Directors and Officers. If a claim for indemnification or advancement of expenses under this Article X is not paid in full within 30 days after a written claim therefor by the Indemnified Person has been received by this corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action this corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

D. Indemnification of Employees and Agents. This corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of this corporation or, while an employee or agent of this corporation, is or was serving at the request of this corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney’s fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board of Directors in its sole discretion. Notwithstanding the foregoing sentence, this corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board of Directors.

E. Advancement of Expenses of Employees and Agents. This corporation may pay the expenses (including attorney’s fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors.

F. Non-Exclusivity of Rights. The rights conferred on any person by this Article X shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

G. Other Indemnification. This corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.

H. Insurance. The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at this corporation’s expense insurance: (a) to indemnify this corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article X; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by this corporation under the provisions of this Article X.

I. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article X shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

ARTICLE XI

This corporation renounces, to the fullest extent permitted by law, any interest or expectancy of this corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of this corporation who is not an employee of this corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of this corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of this corporation.

*    *    *

THIRD: The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

FOURTH: That this Restated Certificate, which restates and integrates and further amends the provisions of this corporation’s Twelfth Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Twelfth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 15 day of December, 2020.

/s/ Mario Schlosser
Mario Schlosser, Chief Executive Officer

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

TO THE

THIRTEENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MULBERRY HEALTH INC.

Mulberry Health Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

1.	The Thirteenth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article I thereof and inserting the following in lieu thereof:

“ARTICLE I

The name of this corporation is Oscar Health, Inc.”

2.	The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

(signature page follows)

IN WITNESS WHEREOF, this Certificate of Amendment to the Thirteenth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 21st day of December, 2020.

/s/ Mario Schlosser
Mario Schlosser
Chief Executive Officer